Exhibit 10.1

SIXTH AMENDMENT TO STANDARD INDUSTRIAL NET LEASE

THIS SIXTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 11th day of June, 2015 (the “Effective Date”), by and between BMR-COAST 9 LP, a Delaware limited partnership (“Landlord,” as successor-in-interest to JBC Sorrento West, LLC (“Original Landlord”)), and TROVAGENE, INC., a Delaware corporation (“Tenant,” as successor-by-merger to Xenomics, Inc. (“Original Tenant”)).

RECITALS

A.            WHEREAS, Original Landlord and Original Tenant entered into that certain Standard Industrial Net Lease dated as of October 28, 2009 (“Original Lease”), as amended by that certain First Amendment to Standard Industrial Net Lease dated as of September 28, 2011, that certain Second Amendment to Standard Industrial Net Lease dated as of December 27, 2011, that certain Third Amendment to Standard Industrial Net Lease dated as of October 22, 2012 (the “Third Amendment”); that certain Fourth Amendment to Standard Industrial Net Lease dated as of December 2, 2013 (the “Fourth Amendment”) and that certain Fifth Amendment to Standard Industrial Net Lease dated as of May 14, 2014 (“Fifth Amendment”) (collectively, and as the same may have been heretofore further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Existing Premises”) from Landlord at 11055 Flintkote Avenue in San Diego, California (the “11055 Building”) and 11120 Roselle Street in San Diego, California (the “11120 Building”);

B.            WHEREAS, Landlord and Tenant desire to expand the Existing Premises to include additional space in the 11055 Building and extend the Term of the Existing Lease; and

C.            WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.             Definitions.  For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein.  The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

2.             Expansion Premises.  Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, that certain space located in the 11055 Building and known as Suite D with a Rentable Square Footage of approximately nine thousand five hundred forty-one (9,541) square feet (as more particularly described on Exhibit A attached hereto, the “Expansion Premises”).

BioMed Realty form dated 3/27/15

2.1.         Expansion Commencement Date.  Tenant shall lease the Expansion Premises effective as of the date (“Expansion Commencement Date”) that is the earlier of (a) the date Tenant commences business operations in the Expansion Premises, or (b) the date of “Substantial Completion” of the “Tenant Improvements” (as those terms are defined below) in the Expansion Premises.  Tenant agrees that in the event such work is not Substantially Complete on or before the estimated Expansion Commencement Date for any reason (including any holdover by the prior tenant of the Expansion Premises), then (a) this Amendment shall not be void or voidable, (b) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom.  The term “Substantially Complete” or “Substantial Completion” means that the Tenant Improvements are substantially complete in accordance with the Approved Plans (as defined in the Work Letter), except for minor punch list items.  Notwithstanding anything in this Amendment (including the Work Letter) to the contrary, Landlord’s obligation to timely achieve Substantial Completion shall be subject to extension on a day-for-day basis as a result of Force Majeure (as defined in the Lease).  If Landlord is delayed in achieving Substantial Completion due to a delay caused by Tenant or Tenant’s employees, agents or contractors (“Tenant Delays”), the date of Substantial Completion of the Tenant Improvements for purposes of calculating the Expansion Commencement Date will be deemed to be the date that Substantial Completion would have occurred absent such delay.  Tenant shall execute and deliver to Landlord written acknowledgment of the actual Expansion Commencement Date within ten (10) business days after Tenant takes occupancy of the Expansion Premises, in the form attached as Exhibit C hereto (the “Acknowledgement”).  Failure to execute and deliver the Acknowledgment, however, shall not affect the Expansion Commencement Date or Landlord’s or Tenant’s liability hereunder.  Failure by Tenant to obtain validation by any medical review board or similar governmental licensing required for the Permitted Use shall not extend the Expansion Commencement Date.  Effective as of the Expansion Commencement Date, all references to the “Premises” shall mean and refer to the Existing Premises as expanded by the Expansion Premises.

In the event that the Substantial Completion of the Tenant Improvements has not occurred by the date which is nine (9) months after the anticipated date of Substantial Completion, as such date may be extended by the number of days of Tenant Delays, delays due to the existing tenant’s failure to timely vacate the Expansion Premises and the number of days of delay caused by Force Majeure (as so extended, the “Outside Date”), then the sole remedy of Tenant shall be the right to deliver a notice to Landlord (the “Outside Date Termination Notice”) electing to terminate this Amendment effective upon receipt of the Outside Date Termination Notice by Landlord (the “Effective Date”).  Except as provided hereinbelow, the Outside Date Termination Notice must be delivered by Tenant to Landlord, if at all, not earlier than the Outside Date and not later than five (5) business days after the Outside Date.  If Tenant delivers the Outside Date Termination Notice to Landlord, then Landlord shall have the right to suspend the Effective Date for a period ending thirty (30) days after the original Effective Date.  In order to suspend the Effective Date, Landlord must deliver to Tenant, within five (5) business days after receipt of the Outside Date Termination Notice, a certificate of the Contractor certifying that it is such Contractor’s best good faith judgment that Substantial Completion of the Tenant Improvements will occur within thirty (30) days after the original Effective Date.  If Substantial Completion of the Tenant Improvements occurs within said thirty (30) day suspension period, then the Outside Date Termination Notice shall be of no further force and effect; if, however,

Substantial Completion of the Tenant Improvements does not occur within said thirty (30) day suspension period, then this Amendment shall terminate as of the date of expiration of such thirty (30) day period.  If Tenant exercises its termination right pursuant to this paragraph, this Amendment will be terminated and of no force or effect, but the Existing Lease shall remain in full force and effect as to the Existing Premises.

2.2.         Condition of Expansion Premises.  Tenant acknowledges that (a) it is fully familiar with the condition of the Expansion Premises and, notwithstanding anything contained in this Amendment to the contrary, agrees to accept the same in its condition “as is” as of the date hereof, except as may be expressly provided otherwise in this Amendment, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Expansion Premises for Tenant’s occupancy or to pay for any improvements to the Expansion Premises, except with respect to the Tenant Improvements (as defined below).  The Expansion Premises have not undergone inspection by a Certified Access Specialist.  Tenant’s taking possession of the Expansion Premises on the Expansion Commencement Date shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Expansion Premises and the 11055 Building were at such time in good, sanitary and satisfactory condition and repair.  Notwithstanding anything to the contrary (but subject to the last grammatical sentence of this Section 2.2), Landlord hereby represents and warrants that, as of the Expansion Commencement Date, (x) the roof of the 11055 Building shall be in good condition and repair, (y) the plumbing (including flood avoidance equipment), lighting, electrical and heating, ventilating and air conditioning systems serving the Expansion Premises, shall be in good working order, condition and repair and (z) the Expansion Premises and parking areas serving the Expansion Premises will be in compliance with all applicable laws, codes and ordinances (including, without limitation, Title 24 and the Americans with Disabilities Act) as required for Tenant’s legal occupancy of the Expansion Space (provided that any legal requirements which are specific to Tenant’s use (i.e., for other than typical lab and office use) shall be Tenant’s responsibility and this warranty will not extend to such items.  Tenant’s sole and exclusive remedy for a breach of the foregoing representation and warranty shall be to deliver notice to Landlord (“Repair Notice”) on or before the date that is twelve (12) months after the Expansion Commencement Date (such date, the “Warranty Date”) detailing the nature of such breach.  In the event that Landlord receives a Repair Notice on or before the Warranty Date, Landlord shall, at Landlord’s expense, promptly make any repairs reasonably necessary to correct the breach described in the Repair Notice (but only to the extent that Landlord reasonably determines that the breach described in the Repair Notice constitutes an actual breach of the representation and warranty provided by Landlord in subsections (x), (y) and (z)).  The representation and warranty provided by Landlord in subsections (x), (y) and (z) above shall expire, and be of no further force or effect, on the Warranty Date and Landlord shall not have any further obligations or liabilities in connection with such representation and warranty (except with respect to any actual breaches identified in a Repair Notice delivered by Tenant to Landlord on or before the Warranty Date).

2.3.         Condition of Existing Premises.  Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Existing Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to accept the same in its condition “as is” as of the date hereof, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Existing Premises for Tenant’s continued occupancy for the Extended Term or to pay for any improvements to the Existing Premises, except as may be expressly provided in this Amendment.  The Existing Premises have not undergone inspection by a Certified Access Specialist.

2.4.         Tenant Improvements.  Landlord shall cause the Tenant Improvements to be constructed in the Expansion Premises and the Existing Premises in the 11055 Building (collectively, the “Total 11055 Premises”) pursuant to the Work Letter at a cost to Landlord not to exceed (a) One Million Eight Hundred Sixty Thousand Dollars ($1,860,000) (the “TI Allowance”).  The TI Allowance may be applied to the costs of (m) construction, (n) project management by Landlord (which fee shall equal three percent (3%) of the cost of the Tenant Improvements, including the TI Allowance), (o) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Landlord, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Tenant, (p) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (q) building permits and other taxes, fees, charges and levies by Governmental Authorities (as defined below) for permits or for inspections of the Tenant Improvements, and (r) costs and expenses for labor, material, equipment and fixtures.  In no event shall the TI Allowance be used for (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs resulting from any default by Tenant of its obligations under this Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).  Tenant shall have until the date of Substantial Completion of the initial Tenant Improvements (the “TI Deadline”), to expend the unused portion of the TI Allowance, after which date Landlord’s obligation to fund such costs shall expire.  In no event shall any unused TI Allowance entitle Tenant to a credit against Rent payable under this Lease.

                In Landlord’s reasonable discretion during the thirty (30) day period immediately prior to the Expansion Commencement Date, Landlord may permit Tenant to enter upon the Expansion Premises for the purpose of installing equipment, trade fixtures or the placement of personal property so long as such entry does not interfere with the completion of the Tenant Improvements; provided that Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the Lease are in effect with respect to the Expansion Premises, and such entry shall be subject to all the terms and conditions of the Lease; and provided, further, that if the Expansion Commencement Date is delayed due to such early access, then the Expansion Commencement Date shall be the date that the Expansion Commencement Date would have occurred but for such delay.

2.5.         Tenant’s Pro Rata Share.  Notwithstanding anything to the contrary in the Lease, commencing as of the Expansion Commencement Date, the chart in Section 3 of the Fifth Amendment is hereby deleted in its entirety and replaced with the following chart:

Definition or Provision	Means the Following (As of the Expansion Commencement Date)
Approximate Rentable Area of 11055 Building Existing Premises	8,303 square feet
Approximate Rentable Area of 11120 Building Existing Premises	4,751 square feet
Approximate Rentable Area of 11055 Building Expansion Premises	9,541 square feet
Approximate Rentable Area of 11055 Building	20,563 square feet
Approximate Rentable Area of 11120 Building	10,140 square feet
Approximate Rentable Area of Project	162,074 square feet
Tenant’s Pro Rata Share of 11055 Building	86.78%
Tenant’s Pro Rata Share of 11120 Building	46.85%
Tenant’s Pro Rata Share of Project	13.94%

*For purposes of clarity, the term “Project” as used in the Lease shall have the same meaning as Center.

2.6.         Minimum Monthly Rent.  Commencing as of the Expansion Commencement Date, Tenant will pay Minimum Monthly Rent for the Premises in accordance with the foregoing (and subject to increases pursuant to Section 2.7 below):

Total 11055 Premises:

Dates	Rentable Square Footage	Minimum Monthly Rent Rate per Square Foot of Rentable Area	Minimum Monthly Rent
Month 1 — Month 12	17,844	$2.75	$49,071.00

11120 Premises:

Dates	Rentable Square Footage	Minimum Monthly Rent Rate per Square Foot of Rentable Area	Minimum Monthly Rent
10/1/15 - 9/30/16	4,751	$2.27	$10,765.77

2.7.         Minimum Monthly Rent Adjustments.  Notwithstanding anything to the contrary in the Lease, Minimum Monthly Rent for the Total 11055 Premises shall be subject to an annual upward adjustment of three percent (3%) of the then-current Minimum Monthly Rent for the Total 11055 Premises.  The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the Expansion Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary throughout the Extended Term.  Notwithstanding anything to the contrary in the Lease, Minimum Monthly Rent for the 11120 Premises shall be subject to an annual upward adjustment of three percent (3%) of the then-current Minimum Monthly Rent for the 11120 Premises.  The next such adjustment shall become effective commencing on October 1, 2015 (the “11120 Adjustment Date”), and subsequent adjustments shall become effective on every successive annual anniversary of the 11120 Adjustment Date.  Minimum Monthly Rent will not be increased due to a remeasurement of the Premises during the Extended Term.

2.8.         Permitted Use.  The Permitted Use for the Expansion Premises shall be the same as the Permitted Use set forth in Section 1.8 of the Original Lease.

3.             Extended Term.  The Lease Term with respect to the Expansion Premises shall commence on the Expansion Commencement Date, and shall expire on December 31, 2021 (the “New Expiration Date”).  The Expiration Date as to the Existing Premises is hereby amended to be the New Expiration Date.  The period from the current Expansion Commencement Date through the New Expiration Date shall be referred to as the “Extended Term.”

4.             Parking.  During the Extended Term, Tenant shall have the right to use a total of 2.85 unreserved parking spaces for every 1,000 square feet of Rentable Area in the Expansion Premises (i.e., twenty-seven (27) unreserved spaces) for use in the parking facility serving the Project.  Tenant’s rental and use of such additional parking spaces shall be in accordance with, and subject to, all provisions of Section 11.6 of the Lease.

5.             Security Deposit.  On the date of Tenant’s execution and delivery of this Amendment, Tenant shall deposit with Landlord an amount equal to Twenty-Six Thousand Two hundred Thirty-Seven and 75/100 Dollars ($26,237.75) as an increase to the required Security Deposit under the Lease (“Expansion Security Deposit Amount”).  From and after the delivery of the Expansion Security Deposit Amount, the required Security Deposit under the Lease shall be increased to a total of Seventy Thousand Seven Hundred Sixty Five and 95/100 Dollars ($70,765.95).

6.             Energy Reporting. If requested by Landlord, Tenant agrees to deliver to Landlord such information and/or documents as Landlord requires for Landlord to comply with California Public Resources Code Section 25402.10, or successor statute(s), and related California Code of Regulation, relating to commercial building energy ratings.  Tenant will provide Landlord with the Energy Star or similar rating for any of Tenant’s equipment in the Premises.  Alternatively, Landlord may require Tenant to authorize the utility provider for the Premises to release Tenant’s utility records to the appropriate government agency or to permit Landlord direct access to Tenant’s utility records for the Premises, which Tenant will provide using the applicable utility provider’s standard form authorization to receive customer information. So long as Tenant agrees to authorize the utility provider to release utility information for the Premises to Landlord, Landlord will not request utility information from Tenant more than once per year.

7.                                      Payment of Additional Rent.  In consideration for Landlord’s entry into the early termination agreement with the current tenant of the Expansion Premises and signature on this Amendment, Tenant agrees to pay to Landlord an amount equal to Seventy-Five Thousand Dollars ($75,000) (the “Expansion Fee”) as Additional Rent.  The Expansion Fee will be payable together with (i.e., at the same time and as an addition to) Tenant’s payment of Minimum Monthly Rent for the Total 11055 Premises.  The Expansion Fee will payable in equal monthly payments equal to the amount (“Monthly Expansion Payment”) required to fully amortize the Expansion Fee over the number of months in the Extended Term, with interest imputed on the Expansion Fee equal to 8% per annum. The Monthly Expansion Payment will be subject to annual increases at the same time and manner as Minimum Monthly Rent for the Total 11055 Premises as more fully described in Section 2.7 above.

8.                                      Right of First Refusal.  Tenant shall have an ongoing right of first refusal (“11055 ROFR”) as to any rentable premises in the 11055 Building for which Landlord is seeking a tenant (“11055 ROFR Premises”).  In the event Landlord intends to lease 11055 ROFR Premises to a bona fide third party, Landlord shall provide written notice thereof to Tenant (the “Notice of Offer”), specifying the agreed upon economic terms and conditions of the proposed lease (with respect to the 11055 ROFR Premises) with such bona fide third party.

8.1.                            Within seven (7) days following its receipt of a Notice of Offer, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the 11055 ROFR Premises on the terms and conditions set forth in the Notice of Offer.  If Tenant fails to notify Landlord of Tenant’s election within such seven (7) day period, then Tenant shall be deemed to have elected not to lease the 11055 ROFR Premises.

8.2.                            If Tenant timely notifies Landlord that Tenant elects to lease the 11055 ROFR Premises on the terms and conditions set forth in the Notice of Offer, then Landlord shall lease the 11055 ROFR Premises to Tenant upon the terms and conditions set forth in the Notice of Offer.

8.3.                            If Tenant notifies Landlord that Tenant elects not to lease the 11055 ROFR Premises on the terms and conditions set forth in the Notice of Offer, or if Tenant fails to notify Landlord of Tenant’s election within the seven (7)-day period described above, then Landlord shall have the right to consummate the lease of the 11055 ROFR Premises on the same terms as set forth in the Notice of Offer following Tenant’s election (or deemed election) not to lease the 11055 ROFR Premises.

8.4.                            Notwithstanding anything in this Article to the contrary, Tenant shall not exercise the 11055 ROFR during such period of time that Tenant is in monetary or material non-monetary default under any provision of the Lease beyond any applicable notice and cure period.  Any attempted exercise of the 11055 ROFR during a period of time in which Tenant is so in default shall be void and of no effect.  In addition, Tenant shall not be entitled to exercise the 11055 ROFR if Landlord has given Tenant two (2) or more notices of default under the Lease, whether or not the defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the 11055 ROFR.

8.5.                            Notwithstanding anything in the Lease to the contrary, Tenant shall not assign or transfer the 11055 ROFR, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease (except in connection with an assignment of the Lease to a successor to Tenant by merger, acquisition or transfer to an affiliate (“affiliate” for this purpose shall mean an entity which as of the date of determination and at all times thereafter directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Tenant) to which Landlord has consented), without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

8.6.                            If Tenant exercises the 11055 ROFR, Landlord does not guarantee that the 11055 ROFR Premises will be available on the anticipated commencement date for the Lease as to such 11055 ROFR Premises due to a holdover by the then-existing occupants of the 11055 ROFR Premises or for any other reason beyond Landlord’s reasonable control.

8.7.                            Notwithstanding anything to the contrary, Tenant’s rights under this Section 8 are subject and subordinate to any rights of renewal, extension, offer, refusal or any other rights of any other tenant at the Center as of the date of this Amendment.

9.                                      Option to Extend.  The Option to Extend set forth in Section 4 of the Fifth Amendment will continue to apply, except that Tenant’s notice pursuant to Section 4.3 of the Fifth Amendment must be delivered at least twelve (12) months prior to the expiration of the Extended Term.  In addition, the parenthetical in the first sentence of Section 4 (which reads “(as to either the 11120 Premises or the Existing Premises or both)”) is hereby deleted and Tenant must exercise the Option, if at all, as to either the entire Premises leased by Tenant under the Lease or as to the Total 11055 Premises.

10.                               Repair and Maintenance.  Sections 7.1 and 7.2 of the Original Lease are hereby amended to clarify that Tenant shall be responsible for the repair, maintenance and replacement of all services and systems which exclusively serve the Premises (e.g., dedicated HVAC systems).  Any Building systems which do not exclusively serve the Premises will be repaired, maintained and replaced by Landlord, the cost of which will be included in Operating Costs.

11.                               Alterations.  Section 15.1 of the Original Lease is hereby amended to delete the phrase “, except for nonstructural Alterations that cost $5,000 or less and are not visible from the exterior of the Premises” in the first sentence.  From and after the Effective Date, notwithstanding anything in the Lease to the contrary, Tenant may make strictly cosmetic changes to the Premises that do not require any permits or more than three (3) total contractors and subcontractors (“Cosmetic Alterations”) without Landlord’s consent; provided that (y) the cost of any Cosmetic Alterations does not exceed Fifty Thousand Dollars ($50,000) annually, (z) such Cosmetic Alterations do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to or adversely affect the Building systems, (iii) affect the exterior of the Buildings or (iv) trigger any requirement under Applicable Laws that would require Landlord to make any alteration or improvement to the Premises, the Building or the Project.  From and after the Effective Date, in the event Tenant intends to make any Alterations in the Premises, at the time of its request for Landlord’s consent to such Alterations, Tenant may request in writing that Landlord notify Tenant which, if any, of the proposed Alterations Landlord will require Tenant to remove upon the expiration or earlier termination of the Lease, and provided Tenant has made such request, Landlord will notify Tenant which, if any, of the proposed Alterations must be removed upon the expiration or earlier termination of the Lease.

12.                               Condition Precedent.  Tenant acknowledges that the Expansion Premises is currently leased to another tenant, and Landlord is negotiating with such existing tenant to terminate its lease.  Accordingly, Landlord’s entry into a final and binding lease termination agreement with the current tenant of the Expansion Premises shall be a condition precedent to the effectiveness of this Amendment.

13.                               Relocation.  Section 24.24 (Relocation of Tenant) of the Original Lease shall not apply during the Extended Term, as the same may be extended pursuant to this Amendment.

14.                               Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Hughes Marino, Inc. (“Broker”), and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Related Entities for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it.  Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.

15.                               No Default.  Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.  Landlord represents, warrants and covenants that, to the best of Landlord’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

16.                               Effect of Amendment.  Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed.  In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

17.                               Successors and Assigns.  Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees.  Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

18.                               Confidentiality.  Landlord agrees that it will not release non-public information received from Tenant regarding Tenant’s financial condition or Tenant’s ownership structure to third parties; provided that Landlord will be permitted to release such information in the following circumstances:  (i) if required to comply with applicable Laws or in any judicial proceeding, (ii) to Landlord’s attorneys, accountants, brokers, lenders, other bona fide consultants and advisors, investors, potential purchasers or investors or (iii) to potential assignees or subtenants of this Lease.

19.                               Exit Survey.  Landlord will provide Tenant with a copy of the exit survey to be received by Landlord from the current tenant of the Expansion Premises after receipt of such exit survey by Landlord.  Landlord’s delivery of such exit survey is not a warranty or guaranty with respect to the condition of the Expansion Premises, the absence or presence of hazardous materials, or of any information contained in such exit survey, and such survey is being provided at the request of Tenant as an accommodation only.  Tenant will have no right to comment on or request changes to such exit survey or request that any additional work be performed in the Expansion Space as a result of any information contained in the exit survey, and Landlord’s sole obligation hereunder is to provide a copy of such exit survey to Tenant.  Tenant agrees not to disclose the exit survey to any third party and to keep such exit survey strictly confidential.  Tenant will indemnify, defend and hold Landlord harmless from and against any loss, claim, cause of action, damage or liability suffered or incurred by Landlord as a result of Tenant’s breach of the previous sentence.

20.                               Miscellaneous.  This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.  All exhibits hereto are incorporated herein by reference.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

21.                               Authority.  Landlord and Tenant guarantee, warrant and represent that the individual or individuals signing this Amendment on behalf of their respective entities have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

22.                               Counterparts; Facsimile and PDF Signatures.  This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.  A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

BMR-COAST 9 LP,
a Delaware limited partnership

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	Sr. VP, Real Estate Legal

TENANT:

TROVAGENE, INC.,
a Delaware corporation

By:	/s/ Stephen Zaniboni
Name:	Stephen Zaniboni
Title:	CFO

BioMed Realty form dated 3/27/15